Exhibit 4.1

Execution Version

SECOND AMENDED AND RESTATED

COMMON STOCK PURCHASE WARRANT

TELLURIAN INC.

Warrant Shares: 6,847,274	Issue Date: September 21, 2020

THIS SECOND AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, Nineteen77 Capital Solutions A LP or its permitted assigns (the “Holder”) is entitled, upon the terms and subject to the conditions set forth herein, in the amounts hereinafter specified from time to time on or after the Issue Date and on or prior to March 23, 2025 (the “Termination Date”), to purchase from Tellurian Inc., a Delaware corporation (the “Company”), up to 6,847,274 shares (as adjusted from time to time pursuant to the terms of this Warrant, the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a purchase price of $1.00 per share (such purchase price, as adjusted from time to time pursuant to the terms of this Warrant, the “Exercise Price”). The Company and the Holder each acknowledges and agrees that this Warrant amends and restates in its entirety and replaces that certain Amended and Restated Common Stock Purchase Warrant that was issued by the Company to the Holder on April 29, 2020, which is deemed cancelled as of the date hereof.

Section 1.        Definitions. As used in this Warrant, the terms set forth in this Section 1 shall have the respective meanings assigned to them in this Section 1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the exercise of voting power, by contract or otherwise.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2 hereof, multiplied by (b) the Exercise Price in effect as of the applicable Exercise Date in accordance with the terms of this Warrant.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issue Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day except any Saturday, any Sunday or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the Securities and Exchange Commission.

“Credit and Guaranty Agreement” means that certain Credit and Guaranty Agreement dated as of May 23, 2019, by and among Driftwood Holdings LP (converted from Driftwood Holdings LLC), as borrower, the guarantors party thereto, the lenders from time to time party thereto, and Wilmington Trust, N.A. as administrative agent and collateral agent for the lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TELL <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Event of Default” has the meaning set forth in the Credit and Guaranty Agreement.

“Exercise Date” means the date on which a duly completed and executed Notice of Exercise has been delivered to the Company in accordance with Section 2(a) of this Warrant.

“Fourth Amendment to Credit and Guaranty Agreement” means that certain Fourth Amendment to Credit and Guaranty Agreement, dated as of September 21, 2020, by and among Driftwood Holdings LP (converted from Driftwood Holdings LLC), as borrower, the guarantors party thereto, the lenders from time to time party thereto, and Wilmington Trust, N.A. as administrative agent and collateral agent for the lenders.

“Loans” has the meaning set forth in the Credit and Guaranty Agreement.

“Permitted Fund Transferees” means any fund or funds managed, directly or indirectly, by UBS O’Connor LLC, which funds are managed by the same key persons that exercise managerial control and authority of Nineteen77 Capital Solutions A LP as of the Issue Date.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; provided that the Holder, by notice to the Company, may waive any such VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Trading Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

Section 2.         Exercise.

a)                 Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part in increments of 25,000 Warrant Shares, subject to the following limitations:

i.            Immediately upon the Issue Date, the aggregate amount of Warrant Shares in respect of which the purchase rights represented by this Warrant may be exercised shall be 3,000,000 (the “First Tranche”) (as adjusted from time to time pursuant to the terms of this Warrant and subject to Section 2(a)(v)); provided, that, until such date on which the aggregate principal amount of the Loans is repaid in full, the Holder may not utilize the cashless exercise procedure specified in Section 2(c) hereof with respect to any First Tranche Warrant Shares. Upon the exercise of this Warrant in respect of any First Tranche Warrant Shares at any time prior to the repayment in full of the aggregate principal amount of the Loans, the Company shall use 100% of the cash proceeds received in connection with such exercise to make a mandatory prepayment of the outstanding principal amount of the Loans as required by and further described in Section 3(b) of the Fourth Amendment to the Credit and Guaranty Agreement. The period between the Issue Date and March 22, 2021 is an “Exercise Period.”

ii.            [Reserved]

iii.           On March 23, 2021, the aggregate amount of Warrant Shares in respect of which the purchase rights represented by this Warrant may be exercised shall be increased by 1,923,637 (the “Third Tranche”) (as adjusted from time to time pursuant to the terms of this Warrant and subject to Section 2(a)(v)). The period between March 23, 2021 and June 22, 2021 is an “Exercise Period.”

iv.          On June 23, 2021, the aggregate amount of Warrant Shares in respect of which the purchase rights represented by this Warrant may be exercised shall be increased by 1,923,637 (the “Fourth Tranche” and together with the First Tranche and Third Tranche, each a “Tranche”) (as adjusted from time to time pursuant to the terms of this Warrant and subject to Section 2(a)(v)). The period between June 23, 2021 and the Termination Date is an “Exercise Period.”

v.           Notwithstanding anything to the contrary herein, in the event any portion of the outstanding principal amount of the Loans is repaid in cash during an Exercise Period (including any such repayment on the Issue Date), the number of Warrant Shares represented by each Tranche of each subsequent Exercise Period shall be equal to (A) the number of Warrant Shares represented by such Tranche (as adjusted from time to time pursuant to the terms of this Warrant), multiplied by (B) a number that is the lesser of: (1) a fraction, (x) the numerator of which is (I) $40,900,000; minus (II) as of the most recent Monthly Payment Date (as defined in the Credit and Guaranty Agreement), the principal amount of the Loans (as defined in the Credit and Guaranty Agreement) that have been repaid in cash after the Issue Date, and (y) the denominator of which is $37,900,000 and (2) 1.00. Further, in the event that the outstanding balance of the Loans is repaid in full during an Exercise Period, then each Tranche with respect to all subsequent Exercise Periods shall represent zero Warrant Shares.

Subject to the foregoing limitations, exercise of the purchase rights represented by this Warrant may be made, by delivery to the Company of a duly completed and executed facsimile copy or PDF copy submitted by facsimile or e-mail attachment of the Notice of Exercise in the form attached hereto (“Notice of Exercise”). Within two (2) Trading Days following delivery of the Notice of Exercise, the Holder shall deliver the Aggregate Exercise Price to the Company, by wire transfer of immediately available funds to an account designated by the Company in writing or cashier’s check drawn on a United States bank, unless the utilization of the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything in this Warrant to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available under this Warrant and this Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation at the same time that the final Notice of Exercise is delivered to the Company.

b)                Partial Exercise. Any partial exercise of this Warrant resulting in the purchase of a portion of the total number of Warrant Shares then available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder by an amount equal to the applicable number of Warrant Shares purchased as a result of such partial exercise. The Company shall maintain records reflecting the number of Warrant Shares purchased pursuant to the exercise of this Warrant and the date(s) of such purchase(s).

c)                 Cashless Exercise. Except as provided in Section 2(a)(i) hereof, this Warrant may be exercised, in whole or in part in increments of 25,000 Warrant Shares (and subject to the limitations on exercise set forth in Sections 2(a)(i)-(v)), at any time or times on or after the Issue Date and on or prior to the Termination Date at the election of the Holder (in the Holder’s sole discretion) by means of a “cashless exercise,” pursuant to which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) * (X)) by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof during such Trading Day or after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such   exercise were by means of a cash exercise rather than a cashless exercise.

Any cashless exercise of this Warrant shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder by an amount equal to the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and not the number of Warrant Shares actually received by the Holder.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that any Warrant Shares issued in a cashless exercise pursuant to this Section 2(c) shall be deemed to have been acquired by the Holder, and the holding period for such Warrant Shares shall be deemed to have commenced, on the Issue Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P., (b)  if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Notwithstanding anything in this Warrant to the contrary (except as set forth in Section 2(a)(i) hereof), on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c) without any action on the part of the Holder.

d)                  Mechanics of Exercise.

i.            Delivery of Warrant Shares Upon Exercise. The Company shall deliver, or shall cause to be delivered, the Warrant Shares acquired hereunder to the Holder within one (1) Trading Day after the date on which the Aggregate Exercise Price has been delivered pursuant to Section 2(a) (such date, the “Warrant Share Delivery Date”). Such Warrant Shares shall be in certificated form and will bear an appropriate restrictive legend if required under the terms of this Warrant. The person in whose name any Warrant Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was validly exercised, irrespective of the actual date of issuance of such Warrant Shares, except that, if the date of such valid exercise is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Warrant Shares at the close of business on the next succeeding date on which the stock transfer books are open.

ii.              Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.           Company’s Failure to Timely Deliver Warrant Shares. If either (I) the Company shall fail for any reason or for no reason on or prior to the applicable Warrant Share Delivery Date, if (x) the Company’s transfer agent is not participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”), to issue to the Holder a certificate for the number of shares of Common Stock to which the Holder is entitled and register such Common Stock on the Company’s share register or (y) the Company’s transfer agent is participating in FAST, to credit the Holder’s balance account with DTC such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant or (II) a registration statement covering the issuance or resale of the Warrant Shares that are the subject of the Notice of Exercise (the “Exercise Notice Warrant Shares”) is not available for the issuance or resale, as applicable, of such Exercise Notice Warrant Shares and (x) the Company fails to promptly, but in no event later than two (2) Business Days after such registration statement becomes unavailable, to so notify the Holder and (y) the Company is unable to deliver the Exercise Notice Warrant Shares electronically without any restrictive legend by crediting such aggregate number of Exercise Notice Warrant Shares to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” (provided that no Notice Failure shall be deemed to have occurred if the Exercise Notice Warrant Shares are freely tradeable upon issuance to the Holder notwithstanding the unavailability of a registration statement and such shares do not bear any restrictive legend) and together with the event described in clause (I) above, an “Exercise Failure”), then, in addition to all other remedies available to the Holder, if on or prior to the applicable Warrant Share Delivery Date either (I) (x) if the Company’s transfer agent is not participating in FAST and the Company shall have failed to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or, (y) if the Company’s transfer agent is participating in FAST and the Company shall have failed to credit the Holder’s balance account with DTC the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, or (II) if a Notice Failure occurs, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares issuable hereunder pursuant to such exercise and which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within five (5) Trading Days after the Holder’s request, (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof. In addition to the foregoing rights, (i) if the Company fails to deliver the applicable number of Warrant Shares upon an exercise pursuant to Section 2(d)(i) by the applicable Warrant Share Delivery Date, then the Holder shall have the right to rescind such exercise in whole or in part and retain and/or have the Company return, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Notice of Exercise; provided that the rescission of an exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 2(d)(iii) or otherwise, and (ii) if a registration statement covering the issuance or resale of the Warrant Shares that are subject to a Notice of Exercise is not available for the issuance or resale, as applicable, of such Exercise Notice Warrant Shares and the Holder has submitted a Notice of Exercise prior to receiving notice of the non-availability of such registration statement and the Company has not already delivered the Warrant Shares underlying such Notice of Exercise electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, the Holder shall have the option, by delivery of notice to the Company, to (x) rescind such Notice of Exercise in whole or in part and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Notice of Exercise; provided that the rescission of a Notice of Exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 2(d)(iii) or otherwise, and/or (y) to the extent permitted hereunder, switch some or all of such Notice of Exercise from a cash exercise to a “cashless exercise” pursuant to Section 2(c). In addition to the foregoing, if the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the third Trading Day following the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the Weighted Average Price of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after the Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise; provided, however, that, notwithstanding the foregoing, (i) with respect to any particular Notice of Exercise, the Holder shall not be entitled to recover any liquidated damages from the Company pursuant to this sentence above in connection with any failure to deliver any Exercise Notice Warrant Shares to the Holder subject to such Notice of Exercise until the aggregate liquidated damages for which the Company would otherwise be liable in respect of all failures to deliver Exercise Notice Warrant Shares hereunder (in the absence of this limitation) exceeds $25,000 (the “LD Threshold”), after which the Holder shall be paid the aggregate amount of all such liquidated damages in respect of all such failures to deliver Exercise Notice Warrant Shares hereunder from the first dollar thereof (including the amount of the LD Threshold), and (ii) the maximum aggregate liquidated damages (cumulatively, inclusive of any and all liquidated damages under this sentence) for which the Company will be liable will in no event exceed an amount equal to (A) $1,000,000, multiplied by (B) a fraction (1) the numerator of which is the initial total number of Warrant Shares in respect of which this Warrant may be exercised as of the Issuance Date, and (2) the denominator of which is 6,847,274, in each case, as proportionately adjusted in accordance with the provisions of Section 3 hereof. Notwithstanding the foregoing, the rights and remedies for the benefit of the Holder set forth in this Section 2(d)(iii) shall not apply with respect to the delivery of the First Tranche Warrant Shares as a result of the imposition of, or failure to remove, the legend contemplated by Section 4(g)(ii) hereof in the manner provided for in that section, and in no event will such imposition of, or failure to remove, such legend constitute either a Notice Failure or an Exercise Failure.

iv.          No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either (x) pay a cash adjustment in respect of such final fraction in an amount equal to such fraction, multiplied by the Exercise Price or (y) round up to the next whole share.

v.           Taxes. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax in respect of the issuance of such Warrant Shares, all of which taxes shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder to the extent permitted under this Warrant; provided, however, that in the event that Warrant Shares are to be so issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the assignment form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. For income tax purposes, the Holder agrees that the Company may withhold from any amounts payable to the Holder or its permitted assignee or permitted transferee any taxes to be withheld from such amounts; provided that the Company shall use reasonable efforts to notify the Holder of the Company’s intention to withhold such taxes and the reason therefor prior to such withholding and the Company shall reasonably cooperate with the Holder to reduce or eliminate the amounts required to be withheld.

vi.          Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3.                  Certain Adjustments.

a)                Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iii) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant (and the limitations set forth in Sections 2(a)(i)-(v)) shall be proportionately adjusted such that the Aggregate Exercise Price in respect of the Warrant Shares that remain subject to this Warrant at such time shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)                Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (as if the exercise of this Warrant occurred immediately prior to the occurrence of such Fundamental Transaction), the number of shares of common stock of the successor or acquiring corporation (if such successor or acquiring corporation assumed the obligations under this Warrant by operation of law, provided that, in the absence of such assumption, immediately prior to the Fundamental Transaction, this Warrant shall be automatically exercised via cashless exercise without any action on the part of the Holder) or shares of Common Stock of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.

c)                 Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding. Notwithstanding anything to the contrary in this Section 3, if at any time the Exercise Price upon any adjustment thereto would be less than par value per share of Common Stock, then the Exercise Price shall equal such par value.

d)                Notice to Holder of Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall within five (5) Trading Days deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

e)                 Rights Upon Distribution of Assets. In addition to any adjustments pursuant to this Section 3 above, if, on or after the Issue Date and on or prior to the Expiration Date, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder's right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

Section 4.                  Transfer of Warrant.

a)                Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable to any Person, in whole or in part (but if in part, then only in increments representing 25,000 Warrant Shares issuance pursuant hereto), upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the Permitted Fund Transferee or Permitted Fund Transferees, as applicable, and in the denomination or denominations specified in such instrument of assignment (provided that no new Warrant shall be exercisable for less than 25,000 Warrant Shares), and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. This Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)                New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney; provided that no new Warrant shall be exercisable for less than 25,000 Warrant Shares. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for this Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original issue date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)                Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)            Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that:

i.          it is an “accredited investor” as defined in Regulation D of the Securities Act;

ii.         it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for investment for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

iii.        it understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws and may not be offered, sold, pledged or otherwise transferred expect (A) pursuant to an exemption from registration under the Securities Act and, if the Company requests, upon delivery of an opinion of counsel to such effect, in form and substance reasonably satisfactory to the Company or (B) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable state securities laws and the securities laws of other jurisdictions; and

iv.        it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares.

e)            Removal of Legends.

i.        Until such time as the Warrant Shares have been sold pursuant to an effective registration statement under the Securities Act, or the Warrant Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, any certificate(s) representing the Warrant Shares sold pursuant to this Agreement will be imprinted (and any Warrant Shares issued in book entry form will have a notation in the Company’s stock transfer records) with a legend in substantially the following form (the “Securities Act Legend”):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT and, if the Company requests, upon delivery of an opinion of counsel to such effect, in form and substance reasonably satisfactory to the Company OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

ii.       Except as set forth in Section 4(g)(ii) hereof, certificates evidencing the Warrant Shares shall not contain any legend (including the Securities Act Legend): (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) if such Warrant Shares are eligible for sale under Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). If all or any portion of this Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Warrant Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of any Securities Act Legend. The Company agrees that following such time as such legend is no longer required under this Section 4(e)(iii) and upon the request of the Holder, the Company will, no later than three (3) Trading Days following the delivery by a Holder to the Company of a certificate representing Warrant Shares, as applicable, issued with a Securities Act Legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate representing such shares that is free from any Securities Act Legend.

f)             Registration Rights. If at any time the Company shall determine to (x) prepare and file with the SEC a registration statement for the sale of Common Stock or other equity securities of the Company, or (y) sell shares of Common Stock or other equity securities of the Company in an underwritten offering pursuant to a registration statement filed with the SEC on Form S-3 (or any successor form or other appropriate form promulgated under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 promulgated under the Securities Act, in each case, either for its own account or for the account of other holders of equity securities in the Company, the Company shall (i) promptly, but no less than ten (10) Business Days prior to the anticipated filing date of the registration statement (in the case of clause (x) above) or such sale (in the case of clause (y) above), give to each holder of Warrant Shares written notice thereof and (ii) subject to customary limitations (including, without limitation, underwriter cutbacks) and receipt of customary information, representations and undertakings from the Holder, include in such registration statement or sale, as applicable, all Warrant Shares specified in a written request or requests, made by the holders of the Warrant Shares within five (5) Business Days after receipt of the notice from the Company described in clause (i) above. For the avoidance of doubt, this Section 4(f) shall survive the exercise in full of this Warrant or, if this exercise shall have been exercised in part or in full prior to such termination, the termination of this Warrant.

g)            Sales Volume Limitation.

i.        In the event the Holder exercises this Warrant in respect of any First Tranche Warrant Shares and until all amounts outstanding under the Credit and Guaranty Agreement are repaid in full, the Holder shall not sell an amount of First Tranche Warrant Shares in any single Trading Day in excess of the greater of: (1) two percent (2%) of the reported daily volume of trading in the Common Stock on the Trading Day on which the relevant sale was executed, as reported by the Trading Market on which the Common Stock is then listed upon the close of market on such Trading Day, or (2) 100,000 shares of Common Stock (the “Sales Cap”).

ii.       Until such time as such legend is removed pursuant to Section 4(g)(iii) hereof, any certificate(s) representing First Tranche Warrant Shares will be imprinted (and any First Tranche Warrant Shares issued in book entry form will have a notation in the Company’s stock transfer records) with a legend in substantially the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AGAINST TRANSFER BY THE TERMS OF AN AMENDED AND RESTATED WARRANT AGREEMENT, DATED AS OF SEPTEMBER 21, 2020, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

iii.      The Company shall, within two Trading Days following its receipt from the Holder of (i) a trading confirmation, as provided by either (A) a selling broker, (B) a trade execution report from a trading order management system of the Holder, (C) a prime brokerage statement of trading activity or (D) other as reasonably agreed between the Holder and the Company, that confirms (1) the date on which any First Tranche Warrant Shares were sold and (2) the number of First Tranche Warrant Shares sold (“Sold First Tranche Warrant Shares”); provided that the Holder may redact or anonymize all information other than (1) and (2); and (ii) any documentation requested by the Company’s transfer agent required to remove the legend referenced in Section 4(g)(ii) hereof (the “Required Documentation”), cause such legend to be removed on a number of First Tranche Warrant Shares that is the lesser of the (1) Sold First Tranche Warrant Shares and (2) Sales Cap. Required Documentation shall be deemed to have been received on a particular Trading Day only if received by the Company and its transfer agent, as applicable, by 5:00 p.m. Central time on such Trading Day.

Section 5.              Miscellaneous.

a)             No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i).

b)             Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of an affidavit of loss and indemnity or security reasonably satisfactory to it (which, in the case of this Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)             Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Warrant is not a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)             Authorized Shares.

i.        During the period this Warrant is outstanding from and after the Issue Date, the Company covenants that it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided in this Warrant without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue or the Holder’s income taxes).

ii.        Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

iii.       Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall use commercially reasonable efforts to obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

iv.      In addition to the foregoing, in the event of any failure by the Company to reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant that results in the failure of the Company to deliver any shares of Common Stock that would have otherwise been deliverable pursuant to a Notice of Exercise (such shares the “Authorized Shares Failure Shares”), (1) the Company will promptly pay to the Holder, as liquidated damages and not as a penalty, cash in an amount equal (i) to the product of (x) the number of such Authorized Shares Failure Shares; and (y) the Daily VWAP per share of Common Stock on the date the Holder delivered the applicable Notice of Exercise hereunder (or, if such date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), minus (ii) if such exercise is not a cashless exercise the Aggregate Exercise Price applicable to such Authorized Shares Failure Shares, to the extent not previously paid; and (2) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in settlement of a sale by the Holder of such Authorized Shares Failure Shares, the Company will reimburse the Holder for (x) any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection with such purchases and (y) the excess, if any, of (A) the aggregate purchase price of such purchases over (B) an amount equal to (i) the product of (I) the number of such Authorized Shares Failure Shares purchased by the Holder; and (II) the Daily VWAP per share of Common Stock on the date the Holder delivered the applicable Notice of Exercise hereunder (or, if such date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), minus (ii) if such exercise is not a cashless exercise, the Aggregate Exercise Price applicable to such Authorized Shares Failure Shares, to the extent not previously paid.

e)             Jurisdiction. This Warrant shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction without regard to conflicts of laws principles thereof that would result in the application of the law of any other jurisdiction.

f)              Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)             Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder (other than the Holder’s rights set forth in Section 4(f)) terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any out-of-pocket costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)             Notices. All notices and other communications provided for hereunder shall be (i) in writing (including facsimile and email) and (ii) sent by facsimile, email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

i.	The Company:

Tellurian Inc. 1201 Louisiana St Suite 3100 Houston, TX 77002 Attention: Legal Email: legal.notices@tellurianinc.com

ii.	The Holder:

Nineteen77 Capital Solutions A LP c/o UBS O’Connor LLC 787 7th Avenue, 13th Floor New York, NY 10019 Attention: Rodrigo Trelles Email: OL-OCS@ubs.com

with copies (which shall not constitute notice) to:	Nineteen77 Capital Solutions A LP c/o UBS O’Connor LLC UBS Tower 1 N. Wacker Drive Chicago, IL 60606 Attention: Andrew Hollenbeck Email: andrew.hollenbeck@ubs.com with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Matthew Henegar

Telephone No.: 212-906-1814

Email: matthew.henegar@lw.com

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: David E. Owen

Telephone No.: 212-906-4503

Email: david.owen@lw.com

All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address above, or at such other address as is designated by such Person in a written notice to the other parties hereto.

i)              Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)              Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)             Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l)              Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m)            Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n)             Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

o)             Tax Treatment. This Warrant has been issued as part of an “investment unit” (within the meaning of Treasury Regulations Section 1.1273-2(h)), consisting of this Warrant and loans advanced by the Holder pursuant to the Credit and Guaranty Agreement. The Company and the Holder agree that solely for purposes of Treasury Regulations Section 1.1273-2(h), the initial issue price of such loans and the fair market value and purchase price of this Warrant shall be amounts reasonably agreed by the Holder and the Company within thirty (30) days after the Issue Date. The Company and the Holder shall file all income tax returns consistent with the foregoing tax treatment, including the issue price and purchase price specified in the preceding sentence.

p)             Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in the aggregate in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of this Section 5(p), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 5(p), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder the Aggregate Exercise Price (or applicable portion thereof) paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the Aggregate Exercise Price (or applicable portion thereof) paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(p) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(p) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant. The Holder hereby acknowledges and agrees that the Company shall be entitled to rely on the representations and other information set forth in any Exercise Notice and shall not be required to independently verify whether any exercise of this Warrant would cause the Holder (together with the other Attribution Parties) to collectively beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding after giving effect to such exercise or otherwise trigger the provisions of this Section 5(p).

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

TELLURIAN INC.

By:	/s/ Kian Granmayeh
	Name:	Kian Granmayeh
	Title:	Chief Financial Officer

[Signature page to Amended Warrant]

NOTICE OF EXERCISE

To:	TELLURIAN INC.

(1)   The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full.

(2)   Exercise Price: $___________

(3)   Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(4)   Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

(5)   Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and reaffirms as of the date hereof, the representations and warranties set forth in Section 4(d) of the Warrant.

(6)   Maximum Percentage Representation. Notwithstanding anything to the contrary contained herein, this Notice of Exercise shall constitute a representation by the Holder that, after giving effect to the exercise provided for in this Notice of Exercise, the Holder (together with the other Attribution Parties) will not have beneficial ownership of a number of shares of Common Stock in excess of the Maximum Percentage of the total outstanding shares of Common Stock of the Company as determined pursuant to the provisions of Section 5(p) of the Warrant and utilizing a Reported Outstanding Share Number (as provided or reported by the Company, as applicable) equal to ______________.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

Address:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:

(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ________________

Holder’s Signature:

Holder’s Address: